Exhibit (d)(8)

FIFTH AMENDMENT TO THE

TRADING SERVICES SUB-ADVISORY AGREEMENT

This Fifth Amendment to the Trading Services Sub-Advisory Agreement (the “Amendment”) is made as of March 12, 2025, by and between CAMBRIA INVESTMENT MANAGEMENT, L.P. (the “Adviser”) and TIDAL INVESTMENTS LLC (the “Sub-Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser (formerly named Toroso Investments, LLC) are parties to a Trading Services Sub-Advisory Agreement dated as of August 28, 2023, as amended to date (the “Agreement”); and

B.	The parties desire to supplement Schedule A to the Agreement to reflect its effectiveness with respect to additional series.

A.	This Background section is incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

CAMBRIA INVESTMENT MANAGEMENT, L.P.			TIDAL INVESTMENTS LLC

By:	/s/ Mebane Faber		By:	/s/ Dan Carlson
	Name:	Mebane Faber		Name:	Dan Carlson
	Title:	Chief Executive Officer		Title:	Chief of Staff

Amended and Restated Schedule A

to the

Trading Services Sub-Advisory Agreement

by and between

Cambria Investment Management, L.P.

and

Tidal Investments LLC

As of: March 12, 2025

Fund Name	Effective Date of Sub-Advisory Agreement
Cambria Shareholder Yield ETF (SYLD)	October 23, 2023
Cambria Foreign Shareholder Yield ETF (FYLD)	September 5, 2023
Cambria Emerging Shareholder Yield ETF (EYLD)	September 5, 2023
Cambria Global Value ETF (GVAL)	September 5, 2023
Cambria Global Momentum ETF (GMOM)	September 5, 2023
Cambria Value and Momentum ETF (VAMO)	September 5, 2023
Cambria Global Asset Allocation ETF (GAA)	October 23, 2023
Cambria Tail Risk ETF (TAIL)	October 23, 2023
Cambria Trinity ETF (TRTY)	September 5, 2023
Cambria Cannabis ETF (TOKE)	October 23, 2023
Cambria Global Real Estate ETF (BLDG)	September 5, 2023
Cambria Micro and SmallCap Shareholder Yield ETF (MYLD)	January 4, 2024
Cambria Tactical Yield ETF (TYLD)	January 4, 2024
Cambria Venture ETF (VCAP)
Cambria Buyout ETF (LBO)
Cambria Superinvestors ETF (SUPR)
Cambria LargeCap Shareholder Yield ETF (LYLD)	July 8, 2024
Cambria Fixed Income Trend ETF (CFIT)	March 20, 2025

Fee rate:

3 basis points on the first $2 billion of aggregate Fund assets; and 2.5 basis points on aggregate Fund assets above $2 billion.

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